3-D SEISMIC PARTICIPATION AGREEMENT


     THIS AGREEMENT dated as of May 30, 1996, by and between FINA OIL AND CHEMICAL COMPANY, ("FINA") a Delaware corporation, 14950 Heathrow Forest Parkway, Houston, Texas 77032 and DENBURY MANAGEMENT, INC. ("DENBURY"), a Texas corporation, 17304 Preston Road, Suite 200, Dallas, Texas 77252 (collectively, FINA and Denbury shall be referred to as the "FINA GROUP"); and acting individually herein SCANA PETROLEUM RESOURCES, INC. ("SPR"), a South Carolina Corporation, 1200 Smith Street, Suite 500, Houston, Texas 77002-4308 ("SPR") and FRONTIER NATURAL GAS CORPORATION ("FRONTIER"), an Oklahoma corporation, 9400 North Broadway Extension, Oklahoma City, Oklahoma 73114; SOUTH COAST EXPLORATION COMPANY ("SOUTH COAST"), a Texas corporation, Two Post Oak Central, 1980 Post Oak Boulevard, Suite 2050, Houston, Texas 77056; SOCO EXPLORATION L.P. ("SOCO"), a Texas Limited Partnership, Two Post Oak Central, 1980 Post Oak Boulevard, Suite 2050, Houston, Texas 77056; MATAGORDA PRODUCTION COMPANY ("MATAGORDA"), a Texas corporation, 675 Bering Drive, Suite 850, Houston, Texas 77057 and POLARIS EXPLORATION CORPORATION ("POLARIS"), a Texas corporation, P.O. Box 2080, Beeville, Texas 78104-2080, (collectively, the "FRONTIER GROUP").

                                   WITNESSETH:

     WHEREAS, SPR and the members of the FINA GROUP and the members of the FRONTIER GROUP each are presently engaged in the business of exploring for oil, gas and other hydrocarbons within the state of Louisiana; and,

     WHEREAS, SPR and the members of the FINA GROUP own leases, options and other rights to explore within a certain area of Terrebonne Parish, Louisiana and the members of the FRONTIER GROUP own leases, options and other rights to explore within a certain area of Terrebonne Parish, Louisiana and FINA, individually is the owner of certain lands located in a certain area of Terrebonne Parish, Louisiana, which areas collectively are deemed by SPR, the FINA GROUP and the FRONTIER GROUP to be prospective for finding oil, gas and other hydrocarbons; and,

     WHEREAS, certain members of the FINA GROUP own certain proprietary data or are in possession of and have a license to use certain other data, which covers substantially all of FINA's lands as well as lands adjacent to FINA's lands which the FRONTIER GROUP may not have been licensed to use; and,

     WHEREAS, certain members of the FRONTIER GROUP have a license to use certain other data which the FINA GROUP may not have been licensed to use; and,

     WHEREAS, SPR, the FINA GROUP and the FRONTIER GROUP recognize the benefit of entering into an agreement which gives each access to the data presently owned by or licensed to the other; and,

     WHEREAS, the members of the FINA GROUP and the members of the FRONTIER GROUP find it in their mutual interests to enter into an agreement for using the data of SPR, the FINA GROUP and the FRONTIER GROUP for the purposes of exploring for oil, gas and other hydrocarbons on the lands owned by FINA as well as the adjacent lands which are covered by the leases, options to lease or other rights to explore owned by either SPR, certain members of the FINA GROUP or certain members of the FRONTIER GROUP and which are covered by data in the possession of the members of SPR, the FINA GROUP and/or the FRONTIER GROUP.

     NOW THEREFORE, for and in consideration of the premises and mutual covenants herein contained, SPR, the members of the FINA GROUP and the members of the FRONTIER GROUP do hereby covenant and agree as follows:

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

     As used in this Agreement, the following words and terms shall have the meanings here ascribed to them:


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     1.1 "Agreement" shall refer to this Agreement.

     1.2 "Contract Area" shall mean the area within the red outline on Exhibit "A" attached hereto and made a part hereof for all purposes.

     1.3 "Oil and Gas" shall mean oil, gas, casing head gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

     1.4 "Oil and Gas Interests" shall mean unleased fee and mineral interests in tracts of lands lying within the Contract Area which are owned by or within the control of any of the parties to this Agreement.

     1.5 "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or options to acquire oil and gas leases covering tracts of land lying within the Contract Area which are either owned by any of the parties to this Agreement or which any party to this Agreement is entitled to or may acquire a future interest in.

     1.6 FINA Fee Lands shall mean any and all lands or Oil and Gas Interests within the Contract Area presently owned in fee by FINA. The FINA Fee Lands are depicted in yellow on Exhibit "A" to this Agreement.

     1.7 "FINA GROUP Leases" shall mean Oil and Gas leases, options to lease, operating rights and other Oil and Gas Interests lying within the Contract Area which are owned or committed to SPR and/or any member of the FINA GROUP as of the Effective Date. FINA GROUP Leases are depicted in red on Exhibit "A" to this Agreement.

     1.8 "FRONTIER GROUP Leases" shall mean Oil and Gas leases, options to lease, operating rights and other Oil and Gas interests lying within the Contract Area which are owned by any member of the FRONTIER GROUP as of December 31, 1996. FRONTIER GROUP Leases are depicted in green on Exhibit "A" and set forth on Exhibit "A-1" to this Agreement. FRONTIER GROUP Leases shall also include any leases or options to lease within the area depicted in green on Exhibit "A" which have multiple lessors owning an individual interest in the leased lands as evidenced by at least one lessor's execution having been acknowledged on or before December 31, 1996. In the event the balance of the unsigned lessors have not executed their respective leases by December 31, 1996, said interests associated with the unsigned lessors will become subject to the AMI provisions set forth in provision 9.1 hereof. In addition to the leases depicted in green, FRONTIER GROUP Leases shall include those leases described on Exhibit "A- 3" and acquired prior to May 30, 1996 attached hereto, which cover undivided interests in tracts within the Contract Area but are not colored green on Exhibit "A".

     1.9 "Effective Date" shall mean May 30, 1996.

     1.10 "Designated Member" shall mean FINA Oil and Chemical Company as to the FINA GROUP and Polaris Exploration Corporation as to the FRONTIER GROUP.

     1.11 "JOA" shall mean the operating agreement for a given Contract Area substantially in the form as that attached hereto as Exhibit "E".

     1.12 "Disputed Acreage" shall mean those lands within the Contract Area as to which a dispute exists between FINA and the State of Louisiana with respect to the ownership thereof. Said lands are colored green hatched on Exhibit "A" attached hereto. For purposes of this Agreement, and as between the parties hereto, unless and until a determination is made, it shall be assumed that the Disputed Acreage is actually owned 80% by FINA and 20% by the State of Louisiana. Such ownership percentages shall be adjusted with respect to any portion of the Disputed Acreage as to which a determination or settlement is made as between FINA and the State of Louisiana on the percentage ownership interests of such Disputed Acreage.

     1.13 "Payout" shall mean that point in time when one hundred percent (100%) of the gross income received from the sale of oil and gas production from a well, less Lessor's royalty, the overriding royalty interest reserved by Laurent Oil & Gas, Inc. and Leo R. Bader, other overriding royalty interest burdens, and production and severance taxes, is equal to the costs incurred in drilling,


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testing, completing, equipping, and operating such well.

     Use of the terms "group", "FRONTIER GROUP" or "FINA GROUP" shall mean, unless the context otherwise clearly indicates, each and every member of the applicable group and their respective subsidiaries, parents, partnerships, affiliates or other person or entity owned or controlled by or which owns or controls any such member; provided, however, that such terms shall not include and this Agreement shall not be binding on Equitable Resources, Inc. or any subsidiary or affiliate thereof which are not signatory parties to this Agreement. Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular and any references to gender includes both the masculine and the feminine. The Designated Member of each group agrees by its execution hereof to act as an uncompensated administrator and facilitator for its group as an accommodation only. Each Designated Member agrees to attempt to carry out its obligations as Designated Members hereunder with ordinary care and diligence, but each party hereto understands and agrees that its Designated Member shall have no liability to any such party for any delays, omissions or other errors it may commit in relating any rights, duties or other obligations, including any individual party and/or group elections called for herein, for which such Designated Member is responsible for communicating to its group members, except as result from the gross negligence or willful misconduct of such Designated Member. In no event shall either Designated Member be liable to any member of its group in connection with any alleged failure to carry out its obligations as Designated Member for any special, indirect or consequential damages, including without limitation, lost profits. A Designated Member may resign at any time. Any group shall have the power to elect a new Designated Member at any time. Such election shall require twenty (20) days prior written notice and shall be decided by working interest majority. No such change in a group's Designated Member shall be effective upon the other parties hereto until such parties have received written notice of the change in such Designated Member, as evidenced by the signature and approval of all of the parties in the group changing its Designated Member.

                                    ARTICLE 2

                                    THE LANDS

     2.1 Lands, Oil and Gas Interests and Oil and Gas Leases Committed to the Agreement. This Agreement shall cover and affect all the lands, Oil and Gas Interests and Oil and Gas Leases lying within the Contract Area including, but not limited to, the FINA GROUP Leases, the FRONTIER GROUP Leases, the unleased portion of the entirety of the FINA Fee Lands as well as those of other owners not under oil and gas lease or contractually committed by the owner thereof to an unrelated third party by the terms of another agreement actually in existence on the Effective Date. Each party to this Agreement hereby commits to the terms and conditions hereof, and agrees to lease, convey, assign or otherwise transfer to each and every other party hereto their respective interests in the FINA GROUP Leases, the FRONTIER GROUP Leases and the FINA Fee Lands which are owned or controlled by any such party as of the Effective Date, to the extent located within the Contract Area, whether or not marked or otherwise designated on Exhibit A. During the existence of this Agreement, no party may sell, lease, convey, assign, encumber, mortgage, pledge or contract in any manner with respect to the FINA Group Leases, the FRONTIER GROUP Leases or the FINA Fee Lands, in any way which would impair or prejudice the rights of any other party in or to such interests as provided for in this Agreement. No wells may be drilled or other operations conducted in connection with the exploration for or the production of oil or gas from the Contract Area prior to the completion of the 3-D Survey and receipt of the fully processed data set without the prior written consent of all parties hereto, nor after receipt of such data set except pursuant to this Agreement. Notwithstanding the foregoing, such restrictions on drilling and other operations shall not apply to Initially Excluded Lands as long as they remain excluded, or to reservoirs, the entirety of which are, and pursuant to this Agreement, will continue to be owned 100% by a party to the exclusion of all other parties.

     2.2 Lands, Oil and Gas Interests and Oil and Gas Leases Initially Excluded from this Agreement. This Agreement does not cover lands, Oil and Gas Interests or Oil and Gas Leases which are leased or contractually committed by the owner thereof to an unrelated third party by the terms of another lease or other agreement actually in existence on the Effective Date (the "Initially Excluded Lands"). Each party represents and warrants as appropriate that all of the leases and other agreements affecting the Initially Excluded Lands are set forth on Exhibit "A-2", attached hereto and made a part hereof for all purposes.
Notwithstanding  anything  contained  herein  to  the  contrary,  the  Initially
Excluded Lands are limited only to those depicted in blue on the attached Exhibit "A".


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
     2.3 Lands, Oil and Gas Interests and Oil and Gas Leases to be Subsequently Committed to this Agreement. Should any of the Initially Excluded Lands either revert to or otherwise be made available to SPR, any member of the FINA GROUP or any member of the FRONTIER GROUP during the term of this Agreement, then those lands shall likewise be covered and affected by this Agreement as of the effective date of such reversion or other availability.

                                    ARTICLE 3

                              TERM OF THE AGREEMENT

     The term of this Agreement shall commence on May 30, 1996, and shall continue for sixty (60) calendar months through May 30, 2001.

                                    ARTICLE 4

                                  CONSIDERATION

     For and in consideration of the sum of ONE HUNDRED DOLLARS ($100.00) in hand paid collectively by SPR and the FINA GROUP to the FRONTIER GROUP and other good and valuable consideration, and of the other agreements of SPR, the FINA GROUP and the FRONTIER GROUP herein and subject to the terms and conditions herein set forth, SPR, the members of the FINA GROUP and the members of the FRONTIER GROUP do hereby agree to join in the execution of this Agreement for the purposes herein intended.

                                    ARTICLE 5

                         WORKING INTEREST OF THE PARTIES

     SPR, the FINA GROUP and the FRONTIER GROUP (subject to the terms and provisions of this Agreement, and in particular Articles 7 and 9 hereof) shall each collectively be entitled to receive, pursuant to the provisions hereof, and own a working interest in the percentages set forth on Exhibit "B", in the FINA Fee Lands, the FINA GROUP Leases, the FRONTIER GROUP Leases and any other lands, leases and oil and gas interests within the Contract Area which may be obtained pursuant to this Agreement.

                                    ARTICLE 6

                         ACCESS TO EXISTING SEISMIC DATA

     6.1 License to use Proprietary FINA GROUP Seismic Data. Each member of the FRONTIER GROUP, upon execution of this Agreement, is hereby granted a license ("License"), in the form set out as Exhibit "D", attached hereto and made a part hereof for all purposes, to use all of the FINA GROUP's proprietary seismic data within the Contract Area according thereto.

     6.2 License to use Proprietary FRONTIER GROUP Seismic Data. SPR and each member of the FINA GROUP, upon execution of this Agreement, is hereby granted a license ("License"), in the form set out as Exhibit D-1, attached hereto and made a part hereof for all purposes, to use all of the FRONTIER GROUP's proprietary seismic data within the Contract Area according thereto.

     6.3 Access to Non-Proprietary FINA GROUP Seismic Data. During the term hereof and to the extent permitted by such licenses, each member of the FRONTIER GROUP is hereby granted access and the right to use any and all seismic data covering lands within the Contact Area which seismic data is licensed to SPR or any member of the FINA GROUP, to the extent such data is not also licensed or in the possession of any member of the FRONTIER GROUP. Such access shall be granted only on a controlled basis by SPR and the FINA GROUP, at an SPR or FINA GROUP site agreed to by the member of the FRONTIER GROUP desiring such access, subject to the terms and conditions of the licensing agreements in place. Those licensing agreements are on file in FINA's or SPR's offices as applicable, and


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will remain there for the term of this  Agreement,  and by  reference  the terms thereof are incorporated herein for all purposes.

     6.4 Access to Non-Proprietary FINA Seismic Data. FINA has acquired, either by purchase or as a condition of FINA's permit for a third party to acquire data across FINA's Fee lands, licenses to use certain seismic data not owned by FINA. As a participant in this Agreement during, but limited to the term hereof, SPR and each member of the FINA GROUP and each member of the FRONTIER GROUP shall be given access to and the right to use all of the said seismic data in FINA's inventory within the Contract Area, but only to the extent permitted by such licenses. This access and right to use shall be on a restricted basis, controlled by FINA, at a FINA site agreed to by SPR, the member of the FINA GROUP or the FRONTIER GROUP desiring such access, and shall be governed by the terms and conditions of the various licensing agreements currently in place. Those licensing agreements are on file in FINA's offices and by reference are incorporated herein for all purposes.

     6.5 Access to Non-Proprietary FRONTIER GROUP Seismic Data. During the term hereof and to the extent permitted by such licenses, SPR and each member of the FINA GROUP is hereby granted access and the right to use any and all seismic data covering lands within the Contract Area, which seismic data is licensed to any member of the FRONTIER GROUP, to the extent such data is not also licensed or in the possession of SPR or any member of the FINA GROUP. Such access shall be granted only on a controlled basis by the FRONTIER GROUP, at a FRONTIER GROUP site agreed to by SPR or the member of the FINA GROUP desiring such access, subject to the terms and conditions of the licensing agreements in place. Those licensing agreements are on file in one of the FRONTIER GROUP's offices, and will remain there for the term of this Agreement, and by reference the terms thereof are incorporated herein for all purposes.

     6.6 Access to Other Technical Data. During the term hereof, except to the extent prevented by the terms of any agreements with the providers of, or the co-owners of such data, SPR and each member of the FINA GROUP and of the FRONTIER GROUP, shall also have access to and the use of any and all other technical data owned by SPR or any member of either group which is deemed to be useful by such party in the exploration for oil and gas, including, but not limited to, core data, engineering data, well logs, gravity surveys, geochemical surveys, paleontological data or any other data currently in each respective party's files pertaining to the Contract Area. Access, for the purposes hereof shall include the right for SPR and/or any member of either the FINA GROUP or the FRONTIER GROUP, at their own expense, to make copies of the other's data. SPR, nor any party of either the FINA GROUP nor the FRONTIER GROUP shall be required, however, to show any interpretive geological, geophysical or engineering data to the other, except that data necessary to support or required to propose the designation of a Prospect Area within the Contract Area, as hereinafter provided.

     6.7 Confidential Technical Data. Technical data which is restricted pursuant to the terms of an agreement of confidentiality shall not be made available under the terms of this Article 6.

     6.8 Lost Licensing Agreements. In the event license to any data cannot be found by the party owning the data, the party owning the data shall use its best efforts to obtain a copy of the license for the data, but in the event a licensing agreement as to certain data cannot be located, or obtained without repurchasing the data, the party in possession of the data may withhold disclosure of such data, at its sole option.

                                    ARTICLE 7

                          OPTION AND AGREEMENT TO LEASE
                     AGREEMENT TO DELIVER WORKING INTERESTS

     7.1 Lease Option. At any time during the period beginning on the date a fully processed data set covering the Contract Area and the 3-D Survey License Area is delivered to each and every party hereto and ending with the termination of this Agreement, the FRONTIER GROUP shall have the right and option ("Option"), but not the obligation, to obtain from FINA a lease covering all or part of the FINA Fee Lands (excluding any Initially Excluded Lands). The Option shall give such rights to acquire such lease(s) to the FRONTIER GROUP to the exclusion of any person or entity not a party to this Agreement. The leasehold interest granted pursuant to such leases(s) shall be limited to that working


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interest  set forth for the  FRONTIER  GROUP on Exhibit "B"  hereto.  The Option shall be exercised by giving written notice to FINA (with a copy to SPR) at the address set forth herein. In this notice the FRONTIER GROUP shall identify the acreage to be leased by legal description and tender a check in the amount of $150 per net mineral acre selected. The lease term shall be for three (3) years (with annual rentals of $150 per net mineral acre) and the landowner's royalty reserved unto FINA shall be 33.33% of 8/8ths. Within thirty days after receipt of such notice, FINA agrees to execute and deliver to the FRONTIER GROUP, jointly, one original of an oil and gas lease covering the acreage selected identical in form to the lease attached hereto and made a part hereof as Exhibit "C", and containing the identical terms and conditions as set forth therein.

     7.2 Agreement to Deliver Working Interest in Leases, Options to Lease and Oil and Gas Interests. FINA shall give notice to SPR and each member of the FRONTIER GROUP at least 72 hours prior to the time the fully processed data set covering the Contract Area and the 3-D Survey License Area will be delivered to SPR and the FRONTIER GROUP. Simultaneously with delivery by the FINA GROUP to SPR and the FRONTIER GROUP of the fully processed data set covering the Contract Area and the 3-D Survey License Area, the FRONTIER GROUP shall deliver to SPR and the FINA GROUP, jointly, at no cost to SPR and the FINA GROUP, an assignment duly executed and in the form attached hereto as Exhibit "G", of the FRONTIER GROUP's interest in and to the FRONTIER GROUP Leases (hereinafter referred to as the "Assignment"); limited however, to the interest in such FRONTIER GROUP Leases as set forth for SPR and the FINA GROUP on Exhibit "B" hereto. The undivided interests in the Leases to be conveyed to SPR and the FINA GROUP shall have no burdens other than landowner royalty and the overriding royalty interests to be granted to Laurent Oil & Gas, Inc. ("Laurent") and Leo R. Bader ("Bader") pursuant to that certain letter agreement dated April 27, 1995 by and among Frontier, Polaris, Laurent and Bader as amended dated August 14,1996 (the "Laurent Agreement") (which shall not exceed 3% on Leases with lessor's royalties of 25% or less, or 1.5% on Leases with lessor's royalty of greater than 25%, or 1.5% on Leases acquired by farm out or exploration agreement) to be borne by SPR and the members of the FINA GROUP in proportion to their respective working interests. Burdens on such Leases in excess of land owner royalty and overrides under the Laurent Agreement shall be the sole responsibility of the members of the FRONTIER GROUP creating said excess burden. All obligations owed to Laurent or Bader pursuant to any agreement (including specifically but without limitation the Laurent Agreement) to permit the acquisition by either or both of them of interests in leasehold or other interests (not including overriding royalty interests) after completion of the 3-D Survey shall be borne entirely by the FRONTIER GROUP, and the members thereof shall jointly and severally indemnify and hold harmless SPR and each and every member of the FINA GROUP from and against any reduction in interest or any other loss, cost, expense or claim whatsoever arising in connection therewith.

     7.3 Agreement to Assign Options and the Rights to Options. Included on Exhibit A-1 attached hereto is a list of all of the options to lease held by the FRONTIER GROUP. Exercise by the FRONTIER GROUP of any options to lease, owned by any member of the FRONTIER GROUP within the Contract Area, shall be the sole responsibility of the FRONTIER GROUP. Any and all leases so acquired shall be assigned by the FRONTIER GROUP to SPR and the FINA GROUP within three business days after receipt thereof by such member(s) of the FRONTIER GROUP, as provided herein, and neither SPR nor the FINA GROUP shall be charged for any portion of the costs or expense incurred in connection with the acquisition or exercise thereof. Should any member of the FRONTIER GROUP elect to not exercise its pro rata portion of any part of such option, the remaining members of the FRONTIER GROUP will have the right to acquire said interest. Should the FRONTIER GROUP collectively elect, for any reason, not to exercise all or any pro rata portion of any part of such options as contemplated herein, then it shall deliver written notice of its election not to exercise to SPR and each member of the FINA GROUP as soon as possible, but in no event less than ten (10) business days prior to the expiration of the applicable option. SPR, the FINA GROUP or any member thereof, would have the option, but not obligation, to exercise the remaining pro rata portion of any part of said options in accordance with their terms at its sole cost and expense. The FRONTIER GROUP will take such action as is necessary to permit the timely exercise of such option by SPR and any member in the FINA GROUP desiring to exercise same. In the event any such option is exercised by any member of the FINA GROUP, each non-participating member of the FRONTIER GROUP shall forfeit any interest in and to any leases acquired pursuant to such options. After delivery of the fully processed data set covering the Contract Area and the 3-D Survey License Area to the FRONTIER GROUP and the assignment of the leasehold interest as provided herein to SPR and the FINA GROUP, any delay rentals approved by all parties to be paid on the leases assigned from the FRONTIER GROUP to SPR and the FINA GROUP shall be paid 16.67% by SPR, 33.33% by the FINA GROUP and fifty percent (50%) by the FRONTIER GROUP


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
notwithstanding the Working Interest Ownership in such Lease(s) for each group as set out in Exhibit "B". Should any party(ies) hereto elect not to pay any delay rental obligation, then the parties consenting to pay such rentals shall bear such costs proportionately, and receive the benefit thereof proportionately and all non-participating parties shall forfeit any and all rights to the leases, lands and interests affected thereby.

                                    ARTICLE 8

                                 SEISMIC PROGRAM

     8.1 Geophysical Permit. During the term of this Agreement, SPR and the FINA GROUP at their sole cost, risk and expense, shall have the exclusive right to conduct seismic exploration operations within the Contract Area. At such time as requested by FINA, the FRONTIER GROUP shall deliver at no cost to SPR and the FINA GROUP all necessary permits pertaining to lands, Oil and Gas Leases or Oil and Gas Interests owned or controlled by each and every member of the FRONTIER GROUP as required by SPR and the FINA GROUP or their contractor, in the form attached hereto as Exhibit "H", to enable SPR and the FINA GROUP to conduct said seismic exploration operations.

     8.2 3-D Survey. As primary consideration for the FRONTIER GROUP's execution of this Agreement and in consideration for the Assignment of Leasehold interests described in Article 7 hereof, SPR and the FINA GROUP agrees to pursue the acquisition of a 3-D seismic survey (the "3-D Survey") covering the Contract Area, using the parameters set forth on Exhibit "F" attached hereto and made a part hereof, with the intent and in such manner and to such extent as to properly image substantially all horizons down to and including the Tex "W" Sand Series in the subsurface of the Contract Area. FINA shall be designated as the Operator of the seismic operations and shall conduct the 3-D Survey in a good and workmanlike manner, but neither FINA, SPR nor any member of the FINA GROUP shall have any liability to the FRONTIER GROUP for losses sustained or liabilities incurred except such as may result from the gross negligence or willful misconduct of SPR or such member of the FINA GROUP. Upon completion of the 3-D Survey and receipt of a fully processed data set of same SPR and the FINA GROUP shall make available on the same day it is delivered to or otherwise available to SPR and any member of the FINA GROUP, to the FRONTIER GROUP a fully processed data set covering both the Contract Area and the adjacent area outlined in green on Exhibit "A" and designated as the "3-D Survey License Area." Said data set shall include full fold data over the Contract Area and the 3-D Survey License Area to the extent SPR and the FINA GROUP has full fold data available. The associated costs of the entire 3-D Survey shall be borne solely by SPR and the FINA GROUP. Prior to delivery of said data set as set forth herein, the FINA GROUP shall make periodic reports, not less than monthly, to SPR and the Designated Member of the FRONTIER GROUP of the status of said 3-D Survey.

     Said periodic reports shall include (i) weekly reports on all field operations within the Contract Area and the 3-D Survey License Area. These reports should include status and updates of permits, leases and options, and maps with progress for surveying, drilling, layout and shooting, and other any relevant information; (ii) estimates for commencement and completion of various activities within the Contract Area and the 3-D Survey License Area. These estimates should include surveying, drilling, shooting, and processing and should be updated no less frequently than once a month; (iii) daily progress and quality control reports during the shooting phase; and (iv) processing flow chart and parameter testing with input to parameter selection and processing in the Contract Area and 3-D Survey License Area to be provided by the FRONTIER GROUP.

     8.3 Separate Processing Option. Subject to the prior written consent of the FINA GROUP, the FRONTIER GROUP may, at its sole option and sole cost, elect to have that portion of the 3-D Survey covering the Contract Area and/or the 3-D Survey License Area processed (or reprocessed or both) separately and independently from the entire 3-D Survey by a third party recognized as a commercial seismic processor acceptable to SPR and the FINA GROUP provided that the separate processing can be accomplished without interference or delay to the processing activities of SPR and the FINA GROUP. If the FRONTIER GROUP so elects to separately process (or reprocess) such partial information, and the FRONTIER GROUP receives said processed (or reprocessed) data set prior to the time SPR and the FINA GROUP receives an initially processed data set, over the Contract Area, then the FRONTIER GROUP warrants that it shall deliver or cause to be delivered a complete and fully processed copy of the separately processed (or reprocessed) data set to SPR and each member of the FINA GROUP, at no cost to

SPR or the FINA GROUP, by the accepted processor on the same day the separately processed (or reprocessed) data set is first delivered or otherwise available to any member of the FRONTIER GROUP. At such time as SPR and the FINA GROUP receive a processed data set over the Contract Area, the FRONTIER GROUP's obligation to deliver copies of its processed (or reprocessed) data set over the Contract Area to SPR and the FINA GROUP shall cease.

     8 .4 Acquisition of Other Necessary Geophysical Permits. FINA, as Operator, shall proceed with diligent efforts to acquire the necessary permits from adjacent and surrounding land owners to legally shoot the 3-D Survey and, once such permits are obtained, to complete said survey. In the event SPR and the FINA GROUP cannot acquire and process the 3-D Survey within 270 days from the Effective Date of this Agreement, then the following options shall apply:

     (A) If at the end of the 270 day period a seismic crew is in the Contract Area diligently acquiring 3-D seismic data then the time period within which the data shall be completed and delivered shall be extended for such time as is necessary in order for FINA to acquire and process said data, provided that operations for such acquisition and processing shall be continued with all due diligence and without material interruption; or

     (B) If at the end of the 270 day period a crew is not in the Contract Area acquiring 3-D seismic data and its failure to do so is not caused directly or indirectly or arising out of or in connection with the fault, action or inaction by any member of the FRONTIER GROUP, then this Agreement shall terminate and SPR, the FINA GROUP and the FRONTIER GROUP shall cross-assign any and all permits which they may have (or in the case of FINA Fee Lands said permits shall be granted) at that time to acquire 3-D on lands owned or controlled by such groups within the Contract Area; or

     (C) If the failure to have the 3-D seismic data acquired and processed within the 270 day period is attributable in any manner, whether directly or indirectly or arising out of or in connection with some action or inaction or fault of any member of the FRONTIER GROUP, then the time period within which FINA may acquire and process the 3-D seismic data shall be automatically extended to the length of time required to complete any operation as the result of any delay by the FRONTIER GROUP; or

     (D) If the 3-D seismic information is not acquired and processed within the 270 day period and such delays are not attributable to the fault or action or inaction of any member of the FRONTIER GROUP, the parties may agree by mutual consent to extend the 270 day period, and in such event, to the extent that the extension of time requires the expenditure of additional costs in order to maintain Leasehold interests or options or permits on the FRONTIER GROUP leases, then SPR will bear and pay 16.67% and the FINA GROUP will bear and pay 33.33% of all such costs, respectively.

     8.5 Ownership of Acquired Data. Notwithstanding anything contained herein to the contrary, no seismic data within the Contract Area or the 3-D Survey License Area acquired pursuant to this Agreement shall be sold, licensed or otherwise made available to any person or entity not a party to this Agreement during the term of this Agreement; provided however, regardless of any provision of this Agreement to the contrary, that the FRONTIER GROUP shall have the right to make available to Laurent Oil & Gas, Inc. ("Laurent") such 3-D seismic data as is called for in the Laurent Agreement under terms as set forth therein, and in the event Laurent exercises his look-back right (as said rights are set forth in the Laurent Agreement) as regards to the FRONTIER GROUP's interest herein, Laurent will have pro rata rights to the 3-D data set forth in this Agreement as if Laurent were part of the FRONTIER GROUP and a party hereto. All seismic data and all information related thereto within the Contract Area and the 3-D Survey License Area acquired pursuant to this Agreement and any and all proceeds, value and/or other consideration arising therefrom, regardless of the selling party, shall be owned jointly twenty-five percent (25%) by SPR, fifty percent (50%) by the FINA GROUP and twenty-five percent (25%) by the FRONTIER GROUP as set forth proportionateley on Exhibit "B-1" hereto, from the Effective Date through such time as SPR and the FINA GROUP have recouped all costs they have incurred in connection with obtaining such seismic data within the area required to obtain full fold coverage of the Contract Area. After SPR and the FINA GROUP have recouped all of such costs, said seismic data and all benefits and/or proceeds derived therefrom, shall be jointly owned 16.67% by SPR, 33.33% by the FINA

GROUP and fifty percent (50%) by the FRONTIER GROUP.

     8.6 Allocation of Seismic Data Sales Proceeds. Following the termination of this Agreement all seismic data and all information related thereto within the Contract Area acquired pursuant to this Agreement shall be and remain the joint property of SPR, the FINA GROUP and the FRONTIER GROUP, and shall be kept confidential and shall not be licensed, sold, published or disclosed to any third party, without the prior written approval of a group of SPR and members of the FINA GROUP and the FRONTIER GROUP, then holding seventy five percent 75% or more of the total seismic data ownership as set forth on Exhibit "B-1". If after the termination of this Agreement, the parties holding the requisite interest agree to license all or a portion of the data, then any monies or benefit received from the marketing of said data (after approval) shall be shared by SPR, the FINA GROUP and the FRONTIER GROUP on the basis of their interest therein at the time of such sale or license. Notwithstanding any provision hereof to the contrary, SPR and the FINA GROUP shall be the owner of the data within the 3-D Survey License Area, but the FRONTIER GROUP shall be granted a license to use such data. Said license shall be in the form attached hereto as Exhibit "D". All monies and other consideration due any party hereto for the sale or other disposition of such seismic data shall be paid to the applicable parties within ten (10) days of the selling party's receipt thereof.

     8.7 Applicability After Termination. The provisions of Section 8.5 and 8.6 shall survive and remain valid and binding following termination of this Agreement.

                                    ARTICLE 9

                    LEASE ACQUISITION AND DRILLING OPERATIONS

     9.1 AMI. Should any party to this Agreement obtain or have the opportunity to obtain an interest in minerals, an oil and gas lease, an option to lease or contractual right to explore for and/or produce oil and gas or similar interest(s) within the Contract Area (the "Available Interests") which interests are not FRONTIER GROUP Leases or FINA GROUP Leases then SPR and each member of the FINA GROUP and the FRONTIER GROUP shall have the option to participate in the acquisition of the Available Interests as to SPR's and each member's respective share of its group's interest(s) as set forth in Exhibit "B" hereto. In such event, the party acquiring or having the opportunity to acquire the Available Interests shall offer in writing, as soon as possible but in any event within ten (10) business days of acquiring such Available Interest(s), to all other parties hereto, the option to participate in such acquisition. The cost of any such acquisition shall be borne fifty percent (50%) by the FRONTIER GROUP, 16.67% by SPR and 33.33% by the FINA GROUP, notwithstanding the division of working interest for each party or group as set forth on Exhibit "B". SPR and each group shall have thirty (30) days after receipt of written notice of the right to participate in the acquisition of the Available Interests (which notice shall include all information relevant to such determination such as the acquisition cost and any obligations involved), in which to elect in writing to purchase all or part of its proportionate share of the Available Interest. Should any party of either group elect not to participate in the acquisition of its proportionate share of the Available Interest, then such party's share shall be made available first to the other members of the group of which such party is a member. To the extent that the remaining members of such group do not elect to acquire the interest of any of its non-participating members, then the Designated Member of such group shall give written notice to SPR and each of the members of the other group of the availability of such interest. Such notice shall be given at the same time as the election to participate for all or part of the available interest is due to be delivered pursuant to this paragraph. Should SPR elect not to participate in the acquisition of its proportionate share of the Available Interest, then SPR shall give written notice to each of the members of the FINA GROUP and the FRONTIER GROUP of the availability to its interest.

     9.2 Election Notice The election by SPR and/or either group to purchase any share of the Available Interest shall be evidenced by a timely written election which shall state specifically whether SPR or the group is taking all or only a part (and if only a part, the percentage being taken) of its share of the Available Interest, which election shall be submitted with payment by SPR or the Designated Member of such group of its proportionate share of the acquisition cost (which shall be 16.67% to SPR, 33.33% to the FINA GROUP and fifty percent (50%) to the FRONTIER GROUP if SPR, the FINA GROUP and/or the FRONTIER GROUP take their entire share of the Available Interest). Failure by SPR or the Designated Member of the applicable group to timely respond or make the required payment shall be deemed an election by SPR and all members of such group not to participate. Any party hereto receiving notice of the availability of a share of the Available Interest which has been declined by all of the members of the other group (the "Additional Interest") shall have five (5) days after receipt of such notice within which to elect whether or not to participate for its pro-rata share of the Additional Interest by giving written notice of its election to the SPR and Designated Member of each group. In the event that a party hereto elects to acquire a portion of the Additional Interest then such acquiring party shall pay a share of the costs attributable to that interest equal to the costs which would have been paid had the interest been acquired by the party to whom it was initially offered. In the event a well is being drilled pursuant to the terms of a JOA whose contract area includes all or part of the Available Interest, the time period for the initial election and payment shall be five (5) working days from the receipt of the pertinent information, instead of the twenty days previously set out above. In the event SPR and/or both groups acquire their proportionate share of the Available Interest, said interest immediately and automatically shall become subject to this Agreement and any existing JOA's, as applicable, for all purposes. The Designated Members shall be responsible for the diligent and timely communication of all information and election notices to the members of their group, SPR and the Designated Member of the other group.

     9.3 Designation of a Prospect Area, Well Proposals and Elections For Participation. At any time after delivery to all of the parties hereto of the fully processed data set covering the Contract Area, any party to this Agreement, who owns a then current working interest therein, may propose hereunder the designation of a Prospect Area within the Contract Area, and the drilling of a well within such Prospect Area ("Initial Test Well"). For purposes hereof "Prospect Area" shall mean a specified geographical area under which is thought to exist one or more subsurface or geological features which the parties, through geological interpretation, believe to be capable of structural or stratigraphic trapping of oil and gas in economic quantities. Any given Prospect Area shall represent the parties' best efforts to identify and define the surface area encompassing the entirety of all reservoirs reasonably expected to be proven by the wellbore of the Initial Test Well. The designation of a Prospect Area shall be evidenced in writing and may be changed thereafter based on new information or revisions of interpretations of old information and/or by actions of a governing body having or asserting jurisdiction. The proposing party shall notify each party hereto in writing of its proposal and call a meeting of the parties within ten (10) days after said notification. In the meeting the proposing party shall present to SPR and the members of each group all relevant data to support its proposed designation of a Prospect Area and drilling of the Initial Test Well and will include in its presentation the depth to be drilled, the primary objective and all other horizons likely to be tested, detail estimated drilling and completion costs and a drilling prognosis of the proposed Initial Test Well. The party proposing the designation of a Prospect Area shall attempt in good faith to obtain the approval of such Prospect Area by all of the parties to this Agreement. In the event all the parties do not agree to the designation of the applicable reservoir limits as proposed in any given Prospect Area, then the vote of the parties holding cumulatively 75% of the working interest in all depth through the base of the Duval Sand as set forth at Exhibit "B" hereto as to those depths, and the vote of the parties holding cumulatively 75% of all the working interests in all depths from the base of the Duval Sand through the base of the DuLarge Sand as set forth at Exhibit "B" hereto as to those depths, and the vote of the parties holding cumulatively 75% of all of the working interest in all depths below the base of the DuLarge Sand as set forth in Exhibit "B" hereto as to those depths, as regards each of such reservoirs reasonably expected to be proven by the wellbore of the Initial Test Well, shall be deemed binding on all of the parties hereto as to the designation of each such reservoir to be established within the Prospect Area. The Prospect Area shall encompass the largest overall reservoir limits within its confines.

     There shall be no more than three Initial Test Wells proposed or drilling to casing point election within the Contract Area at a time. Of the three Initial Test Wells which may be proposed or drilling simultaneously, there may be no more than (i) two (2) proposed or drilling to a depth above the base of the DuLarge Sand, or (ii) two (2) below the base of the DuLarge Sand such that the parties shall have the right to propose or drill one shallow well or one deep well, as applicable, at all times. In addition thereto, to the extent the FRONTIER GROUP proposes to drill any wells to the base of the Duval Sand or shallower, as set forth at Exhibit "B", solely on FRONTIER GROUP Leases and solely within the areas colored in green on the attached Exhibit "A", it may propose and drill any number of such wells and such wells shall not be counted to reduce the number of wells drilled pursuant to this provision. Inasmuch as SPR or any member of the FINA GROUP proposes to drill any well on the FINA Fee Lands from the base of the Duval Sand to all deeper depths and/or on FINA GROUP leases to all depths, it may propose and drill any number of such wells and such wells shall not be counted to reduce the number of wells drilled pursuant to this provision. Any proposal made in contravention of this provision shall be void and require no response by any party.

     9.4 Election Options. The parties not proposing the drilling of the Initial Test Well shall have the following options, which options must be elected within the time notices contained in Article 12:

A. (i) elect not to participate in the Initial Test Well as to any depth ("No Participation"),

          i) elect to participate in the Initial Test Well in the manner and to the total depth proposed ("Full Participation"),

          ii) elect to limit its agreement for participation to a shallower objective (the "Alternate Depth") than the total depth proposal ("Depth Limited Participation") or

          iii) propose that the Initial Test Well be drilled to a depth below the depth originally proposed ("Proposal to Deepen"); provided however, that any well proposed to be drilled to a proven underdeveloped location, which location is located solely within the areas colored in green on Exhibit "A" attached hereto, shall not be subject to any such proposals to deepen.

     The consequences corresponding to the election of each of the options described in Article 9.4A. above by any party(ies) or either group hereto are as follows:

B. (i) No Participation. In the event any party elects No Participation in the Initial Test Well in any Prospect Area and the participating parties proceed to drill such Initial Test Well, the non-participating party shall be deemed to have farmed out to the remaining parties its interest in the reservoir(s) that are proven, by the Initial Test Well or the stratigraphic equivalent thereof, and that are within the applicable Prospect Area, on the terms set forth in Section 9.5 below.

     (ii) Full Participation. If the parties elect Full Participation each party shall participate in the Initial Test Well as proposed and shall bear their respective share of the cost thereof. The parties shall also enter into a mutually agreeable form of operating agreement for such well and if no agreement can be reached the operating agreement will be in the form of the JOA.

     (iii)Depth Limited Participation. If any non-proposing party elects Depth Limited Participation (the "Uphole Participant(s)"), it shall notify the proposing party of such election and of the Alternate Depth to which the Uphole Participant has elected to participate. The Uphole Participat by making such limited election and paying its proportionate share of drilling costs to the Alternate Depth, shall have preserved all of its rights to receive a lease or assignment as provided herein for all depths above 100 feet below the Alternate Depth in the Prospect Area or the stratigraphic equivalent thereof. The Uphole Participant will be deemed to have farmed out its interests to all depths deeper than one hundred (100) feet below the Alternate Depth or the stratigraphic equivalent thereof, within the Applicable Prospect Area according to the provisions set forth in Section 9.5 below.

     (iv) Proposal to Deepen. Any non-proposing party(ies) may respond to the original proposal by proposing to drill the well to a depth below the depth originally proposed (the "Downhole Participant(s)"), by submitting a proposal for drilling to the deeper depth within the ten
          (10)  business  days of its  receipt  of the  original  proposal.  The
          Proposal to Deepen shall be then deemed a proposal made under and subject to the time periods and other provisions set forth in this
          Article 9 and in Article 12. The Proposal to Deepen shall be considered, and operations in furtherance thereof conducted, in priority to the original proposal.

     9.5 Farm out Terms. In the event any party shall be deemed to have farmed out ("Farmor") to the other Parties ("Farmee") its working interest in any reservoir(s) within the Prospect Area, the interest farmed out shall be limited to rights which are:

     1.   within the Prospect Area, and
     2. limited to rights from the surface to a depth 100 feet below the base of the deepest commercially productive reservoir in the Initial Test Well, and
     3. limited to interests which appear productive in the wellbore of the Initial Test Well, and
     4. limited geographically to locations classified "proven" by the Initial Test Well pursuant to generally accepted engineering standards as accepted by the United States Securities and Exchange Commission for publicly reporting companies.

     To the extent interests are thereby farmed out the Farmor shall retain an overriding royalty interest in such reservoir(s) equal to two percent (2%), which retained interest shall be reduced in the same proportion as the working interest farmed out bears to 100%. In the event the parties cannot agree as to which interests are "proven" by the Initial Test Well, the consulting firm of Ryder Scott Company Petroleum Engineers of Houston, Texas shall by retained to make such determination with the cost thereof shared by the parties. The decision of Ryder Scott Company Petroleum Engineers shall be accepted as conclusive by all of the parties hereto. At Payout of the Initial Test Well, the Farmor shall have the option to convert its retained overriding royalty interest in such well to a working interest in the applicable reservoir(s) equal to thirty percent (30%) of the working interest originally owned by the Farmor and farmed out hereunder. In the event the farmor elects to convert its overriding royalty interest in such well to a working interest at Payout, said working interest shall be subject to a mutually agreeable form of operating agreement and if no agreement can be reached the operating agreement shall be in the form of the JOA. However, the Farmor shall have the option to participate for its after Payout working interest in such farmed out reservoir(s) within such Prospect Area in all wells proposed after the Initial Test Well in said Prospect Area is spud, regardless of whether Payout in the Initial Test Well in such Prospect Area has been achieved and whether or not Farmor has elected to convert its overriding royalty interest to a working interest in the Initial Test Well.

     9.6 Elections on a Group Basis. If any member(s) in any group elects not to participate, then the interest of such non-participating member shall be offered first to the other members of its group in accordance with agreements among such members. If the remaining member(s) of such group do not assume the interest of the declining member in their group then the Designated Member of such group shall send written notice to SPR and all of the members of the other group stating that such interest is available. The proposing party or its designee, provided that the proposing party owns a working interest at the deepest depth proposed to be drilled to in such well, regardless of whether the well is to be or actually is completed at such depth equal to or greater than any other party at such deepest depth, shall automatically be designated as the Operator of the Prospect Area for said Initial Test Well and the applicable Prospect Area for all drilling and production operations therein. Should the proposing party not own sufficient working interest to automatically qualify as Operator, then the Downhole Participants in said Initial Test Well shall elect an Operator for said well and Prospect Area. For the purposes of this provision as it pertains to wells drilled on FRONTIER GROUP Leases ONLY, the parties agree that SPR or a member of the FINA GROUP shall always be designated as Operator of any well drilled to or below the base of the DuLarge Sand, and that a member of the FRONTIER GROUP shall always be designated as Operator of all wells drilled to and completed at or above the base of the DuLarge Sand, as described at Exhibit "B" hereto, unless otherwise agreed to the contrary in writing by all the participating parties in said well.

     9.7 Payments. In the event a Party elects Depth Limited Participation the Operator shall bill and the Uphole Participant shall pay pursuant to the JOA, its share of the costs which would have been necessary to drill, and plug and abandon the Initial Test Well to the Alternate Depth only, on a stand alone basis ("Base Costs") for drilling the well to the Alternate Depth. If the well is plugged and abandoned, upon completion of such activities the Operator shall bill and the Uphole Participant shall pay or receive a credit as applicable pursuant to the JOA, for its actual share of the Base Costs for plugging and abandonment. Any costs whatsoever incurred over Base Costs, including by way of example but without limitation, costs incurred for additional drilling, for different or additional above ground or downhole equipment, for sidetrack or other drilling or equipment problems or for additional time, any of which is incurred due to drilling beyond the Alternate Depth shall be borne one hundred percent (100%) by Downhole Participants.

     For all purposed of this Article 9, the Operator shall within five (5) business days from the filing of a completion report with the State of Louisiana, reimburse the Uphole Participants their proportionate share of drilling costs to the Alternate Depth in a deepened well if and when any horizon is completed in such deepened well as a commercial producer at a level deeper than the level at which the Uphole Participants own a working interest. Any

Uphole Participant shall have the right to propose a well(s) within the unit boundary of the completed deepened well to test a shallower horizon to which its participation had been limited (the "Accelerated Well"), but only to the extent that the Uphole Participants participating in such Accelerated Well(s) agree to and pay for the Downhole Participants' (participating in such Accelerated Well(s)) proportionate share of drilling costs to the casing point election. All Downhole Participants in the deepened well shall have the right to participate in such Accelerated Well(s). Should the Uphole Participants participating in such an Accelerated Well(s) actually drill and pay for the participating Downhole Participants' share of said drilling costs, then (a) said participating Uphole Participants shall not be required to contribute or reimburse to any Downhole Participant any costs for the deepened well, except for costs associated with a completion attempt(s) to which said participating Uphole Participants consent to and which are at or above the deepest horizon in which they own a working interest, and (b) the Downhole Participants participating in an Accelerated Well shall not be required to contribute or reimburse to the Uphole Participants any costs for the Accelerated Well, except for costs associated with a completion attempt(s) to which said participating Downhole Participants consent to in such Accelerated Well.

     If a deepened well is subsequently plugged back and completed at or above the Alternate Depth, the Operator shall bill, and all Uphole Participants who have not participated in any Accelerated Well(s) within the unit boundary of the completed deepened well shall pay, their share of the calculated Base Costs for
(i) the drilling to the Alternate Depth and (ii) (subject to the casing point election in the Operating Agreement) completion of such deepened well at the shallower recompleted depth. In such instance, the calculated Base Costs shall be equal to the costs which would have been incurred had the well been drilled and completed at the shallower recompleted depth at the time the well was originally drilled. One hundred percent (100%) of such reimbursed Base Costs shall be allocated and paid by the Operator of the deepened well to the Downhole Participants in said deepened well who have not participated in any Accelerated Well within the unit boundary of the deepened well, prorata based on the ratio that each such Downhole Participant's working interest bears to the total working interests of all such Downhole Participants who have not participated in any Accelerated Well. To the extent that all Downhole Participants in the deepened well have participated in one or more Accelerated Well(s) within the unit boundary of the deepened well, then one hundred percent (100%) of such reimbursed Base Costs shall be allocated proportionateley among the Downhole Participants in the deepened well based on their working interests.

     9.8 Joint Operating Agreements. Any and all operations for the drilling of the Initial Test Well which are not specifically covered by the terms of this Agreement, and any and all operations in a Prospect Area (or the contract area under a specific JOA) subsequent to the drilling of the Initial Test Well shall be performed pursuant to the terms of the applicable JOA. Each of the parties to this Agreement who participated in any operation in a well or wells within a Prospect Area shall also be parties to the applicable JOA. Each Designated Member shall provide a designation of interest to each other party hereto outlining the percentage which each member in the Designated Member's respective group shall participate in any particular ongoing or proposed operation at such time as said operations(s) are proposed. In addition to the other provisions which may be contained in each JOA which is entered into or made effective pursuant to this Agreement, it shall also contain restrictions on certain drilling activities following the drilling of a well in a Prospect Area as follows. The JOA shall have no restriction on the number of wells, reworking operations, completion or other operations which may be proposed at any one time.

                                   ARTICLE 10

                           RELATIONSHIP OF THE PARTIES

     Except as expressly stated otherwise herein, the rights, duties, obligations and liabilities of the parties hereunder shall be several, not joint or collective. It is not the purpose or intention of this Agreement to create any mining partnership, commercial partnership or other partnership relation and none shall be inferred from the agreement to file an election to be excluded from the application of certain United States tax laws. Each party agrees to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1954, and all amendments thereto.

                                   ARTICLE 11

                        ASSIGNABILITY AND CONFIDENTIALITY

     11.1 Limited Assignability. The rights, benefits and obligations of this Agreement are exclusive between SPR, the members of the FINA GROUP and the members of the FRONTIER GROUP. SPR and the FINA GROUP reserve the right to approve the assignment of any interest in the Agreement from any member of the FRONTIER GROUP to any other unrelated party and the FRONTIER GROUP reserves the same right to approve such an assignment from any member of the FINA GROUP. Neither SPR, nor the FINA GROUP or the FRONTIER GROUP shall unreasonably deny any request to assign an interest to an unrelated party, provided that the unrelated third party is, in the approving group's sole opinion, at least as financially capable as the assigning party to perform the obligations to be assigned, or if the assignment provides that the assigning party shall remain as guarantor of it's assignee. Notwithstanding the above, SPR and the FINA GROUP, by execution of this Agreement, consents to any assignment from South Coast Exploration and SOCO Exploration Limited Partnership to Harcor Energy, Inc., and to any assignments and rights the FRONTIER GROUP may be obligated to convey pursuant to the Laurent Agreement. It being fully understood and agreed that any assignment from South Coast Exploration, SOCO Exploration Limited Partnership or the FRONTIER GROUP will be made expressly subject to this 3-D SEISMIC
PARTICIPATION AGREEMENT and will not affect the rights and interest of SPR or the FINA GROUP.

     11.2 Confidentiality. SPR and each member of the FINA GROUP and the FRONTIER GROUP agree to hold confidential all information and data arising from or related to this Agreement and the 3-D Survey, including the terms of the Agreement itself, and not to divulge any facts hereof to any unrelated party, except as may be required to satisfy any local, state or federal government regulation, or for the business purpose of selling an interest in this Agreement to an unrelated party. This confidentiality provision shall extend to all JOA's covering the Contract Area and/or any well(s) drilled thereon and will not terminate until the expiration of this Agreement, or the expiration of any lease granted or acquired within the Contract Area pursuant hereto, whichever is later.

                                   ARTICLE 12

                                     NOTICE

     Any notices authorized or required herein shall be given by the proposing party to all other parties hereto and will have an initial response period of thirty (30) days from receipt of said notice, unless specifically stated otherwise herein. Should the proposing party not receive a timely response from SPR or the applicable Designated Member hereto, then in such event, the proposing party shall notify all other parties hereto that the response period shall be extended for an additional ten (10) day period allowing SPR or either group additional time to review or confer with its Designated Member and respond. In the event there is no response delivered to the proposing party by a non-proposing party or Designated Member within said ten (10) day extension period, the proposing party will notify all other parties hereto that a final, additional forty-eight (48) hour extension period will be granted prior to deeming any non-responding party(ies) non-consent. It is expressly acknowledged that this provision does not apply to notices issued pursuant to any JOA entered into and effective pursuant hereto, in which regard the notice provision shall be as set forth in said JOA. The aforementioned notice periods (thirty (30) days, ten (10) days, and forty-eight (48) hours) are not applicable to the notices and/or election periods described in Sections 1.13, 7.2, 7.3, 8.6, 9.1, 9.2, 9.3, and 9.7 contained herein.

     All notices hereunder shall be deemed to be properly given, if in writing, by facsimile transmission, if followed by postpaid registered or certified mail, or by courier delivery, addressed to the respective party at the addresses as set forth below, or such other addresses as they shall respectively hereafter designate in writing, from time to time:

As to the FINA GROUP:                  FINA Oil and Chemical Company
                                       P. O. Box 62102
                                       Houston, Texas 77205-2102
                                             or
                                       14950 Heathrow Forest Parkway
                                       Houston Texas 77032

                                       (713) 986-6000
                                       (713) 986-6736 Fax

As to the FRONTIER GROUP:              Frontier Natural Gas Corporation
                                       9400 North Broadway Extension
                                       Oklahoma City, Oklahoma 73114
                                       (405) 478-4455
                                       (405) 478-4456 Fax

As to the
SOUTH COAST EXPLORATION COMPANY:       South Coast Exploration Company
                                       Two Post Oak Central
                                       1980 Post Oak Boulevard
                                       Suite 2050
                                       Houston, Texas  77056
                                       (713) 960-1077
                                       (713) 960-1157 Fax

As to the SOCO EXPLORATION L.P.:       Two Post Oak Central
                                       1980 Post Oak Boulevard
                                       Suite 2050
                                       Houston, Texas 77056
                                       (713) 960-1077
                                       (713) 960-1157 Fax

As to the MATAGORDA PRODUCTION COMPANY:Matagorda Production Company
                                       675 Bering Drive, Suite 850
                                       Houston, Texas  77057
                                       (713) 781-4975
                                       (713) 781-1460 Fax

As to the
POLARIS EXPLORATION CORPORATION:       P. O. Box 2080
                                       Beeville, Texas  78104-2080
                                       (512) 362-2149
                                       (512) 362-1826 Fax

As to the DENBURY MANAGEMENT INC.:     Denbury Management, Inc.
                                       17304 Preston Road, Suite 200
                                       Dallas, TX  75252
                                       (214) 380-1923
                                       (214) 380-6967 Fax

As to the
SCANA PETROLEUM RESOURCES, INC.:       SCANA Petroleum
                                       Resources, Inc.
                                       1200 Smith Street, Suite 500
                                       Houston, Texas  77002-4308
                                       Attn: President
                                       (713) 658-8585  Phone No.
                                       (713) 658-1825  Fax No.

                                   ARTICLE 13

                                  FORCE MAJEURE

     If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that party shall give to SPR and the Designated Member of each group prompt written notice of the force majeure with reasonably full particulars concerning it (who shall each, in turn, inform the members of its group). Thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned. The term "force majeure", as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

                                   ARTICLE 14

                              ENTIRETY OF AGREEMENT

     This Agreement represents the entire understanding and agreement between SPR, the FINA GROUP, and the FRONTIER GROUP regarding the matters set forth herein and supersedes any and all prior discussions, proposals, understandings agreements or representations, if any, by either SPR, the FINA GROUP or the FRONTIER GROUP to another. Notwithstanding any provision of this Agreement to the contrary, it is specifically acknowledged and understood that a Joint Exploration and Development Agreement dated March 29, 1995, by and between FINA and SPR ("FINA/SPR Agreement") and an Agreement dated May 30, 1996 by and among FINA, SPR and DENBURY ("FINA/SPR/DENBURY Agreement") also exist. The parties further acknowledge and understand that an Exploration Agreement dated February 19, 1996 between Polaris Exploration Corporation, South Coast Exploration Company, SOCO Exploration L.P., Frontier Natural Gas Corporation and Matagorda Production Company (the "FRONTIER GROUP Agreement") also exists. Each of such agreements provide for rights and obligations between and among the respective parties thereto related to operations for obtaining 3-D Seismic, the ownership of such information, the acquisition and granting of leases or assignments of interests in leases or minerals and the participation in drilling of wells, which agreements cover acreage within the Contract Area. This 3-D Seismic Participation Agreement is not intended in any manner or respect to amend, alter or add to the provisions of either the FINA/SPR Agreement or the
FINA/SPR/DENBURY Agreement and specifically as related to the rights and responsibilities of the parties to those agreements, any conflict between the terms of either the FINA/SPR Agreement or the FINA/SPR/DENBURY Agreement and this Agreement shall be governed by the terms of the FINA/SPR Agreement or the FINA/SPR/DENBURY Agreement as applicable. This 3-D Seismic Participation
Agreement is not intended to amend, alter or add to the provisions of the FRONTIER GROUP'S Agreement, and specifically as between the parties thereto their relationship shall be governed thereby to the extent possiblThis Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, nothing herein contained shall be construed as permitting an assignment contrary to the foregoing terms, conditions and provisions of this Agreement.

     IN WITNESS WHEREOF, this agreement is executed on this the 20th day of August, 1996, but effective as of May 30, 1996.

                                    FINA AND CHEMICAL COMPANY

illegible                           BY:  /s/ W. E. Franklin
-------------                          -----------------------------------------
                                       W. E. Franklin
illegible                              Attorney-in-Fact
-------------

                                    SCANA PETROLEUM RESOURCES, INC.

illegible                           BY:  /s/ Jim Cantwell
-------------                          -----------------------------------------
                                         Jim Cantwell
illegible                                President
-------------

                                    DENBURY MANAGEMENT, INC.

illegible                           BY:  /s/ Matthew Deso
-------------                          -----------------------------------------
                                         Matthew Deso
illegible                                Vice President
-------------

                                    FRONTIER NATURAL GAS CORPORATION

ilegible                            BY:  /s/ David W. Berry
--------------                         -----------------------------------------
                                         David W. Berry
illegible                                President
--------------

                                    SOUTH COAST  EXPLORATION COMPANY

illegible                           BY:  /s/  Ron A. Krenzke
--------------                         -----------------------------------------
                                         Ron A. Krenzke
illegible                                President
--------------

                                    SOCO EXPLORATION L.P.

illegible                           BY:  /s/  illegible
--------------                         -----------------------------------------

illegible                                General Partner
--------------

                                    MATAGORDA PRODUCTION COMPANY

illegible                           BY:  /s/ Hershel Ferguson
--------------                         -----------------------------------------
                                         Hershel Ferguson
illegible                                President
--------------

                                    POLARIS EXPLORATION CORPORATION

illegible                           BY:  /s/ illegible
--------------                         -----------------------------------------

illegible                                President
--------------


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